AMENDMENT TO AGREEMENT

This amendment (this “Amendment”), dated as of April 24, 2017, to the agreement, dated as of December 16, 2015 (the “Agreement”), is entered into by and between Boxlight Corporation (f/k/a Logical Choice Corporation), a Nevada corporation (the “Company”), and Loeb & Loeb LLP, a California limited liability partnership (“Loeb”). All capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement unless the context clearly indicates otherwise.

RECITALS

WHEREAS, to date the IPO has not been consummated and any additional legal services to be provided to the Company by Loeb after the date hereof in connection with the IPO will exceed the Fixed Fee;

WHEREAS, under the terms of this Amendment the Company and Loeb have agreed to increase the Fixed Fee to $900,000;

NOW THEREFORE, in consideration of the terms and conditions contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1.       As of the date hereof, the Company and Loeb acknowledge and agree that a cash payment in the amount of $900,000 (the “New Fixed Fee”) shall be due and owing to Loeb, which amount includes $650,000 due and owing under the Agreement and an additional $250,000 to be paid to Loeb for continuing to provide legal services in connection with the IPO. At the closing of the IPO, the Company shall (i) make a cash payment to Loeb in the amount of $235,000 of the New Fixed Fee, and (ii) issue 231,152 restricted shares of Common Stock (the “Shares”) to Loeb.

2.       Commencing with the first month after the closing of the IPO, the Company shall make six monthly cash payments to Loeb each in the amount of $39,166 no later than the fifth day of each month, including such additional amounts, which shall equal in the aggregate, $235,000 of the New Fixed Fee. Upon receipt of the entire $235,000, Loeb will return to the Company 69,345 of the Shares (the “First Tranche Shares”) for no consideration.

3.       Not later than 12 months after the closing of the IPO, the Company shall pay to Loeb the balance of the New Fixed Fee, in the amount of $430,000, less any prepayment. Upon receipt of such final payment, Loeb will return to the Company 138,691 of the Shares (the “Second Tranche Shares”) for no consideration.

4.       Effect on Engagement Letter and Agreement. Except as expressly set forth above with respect to compensation and fees, all of the terms and conditions of the (i) Engagement Letter, and the (ii) Agreement, remaining to be performed after the date hereof shall continue in full force and effect after the execution of this Amendment and shall not be in any way changed, modified or superseded by the terms set forth herein, including but not limited to, any representations, warranties, covenants and any other obligations the Company may have to Loeb under the terms of the Engagement Letter and the Agreement.

5.       Amendments and Waivers. The provisions of this Amendment, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the same shall be in writing and signed by the Company and Loeb.

6.       Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be delivered as set forth in the Engagement Agreement.

7.       Successors and Assigns. This Amendment shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties and shall inure to the benefit of Loeb. The Company may not assign (except by merger) its rights or obligations hereunder without the prior written consent of Loeb.

8.       Execution and Counterparts. This Amendment may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

9.       Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be determined in accordance with the provisions of the Engagement Letter.

10.       Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

11.       Headings. The headings in this Amendment are for convenience only, do not constitute a part of the Agreement and shall not be deemed to limit or affect any of the provisions hereof.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have executed this Amendment as of the date first set forth above.

BOXLIGHT CORPORATION

By:	/s/ Mark Elliott
Name:	Mark Elliott
Title:	Chief Executive Officer

LOEB & LOEB LLP

By:	/s/ Mitchell Nussbaum
Name:	Mitchell Nussbaum
Title:	Partner

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